EXHIBIT 99.1

Air Methods to Acquire Blue Hawaiian Helicopters

Denver, CO, November 18, 2013 -- Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, announced today that it has entered into a definitive agreement to acquire Blue Hawaiian Helicopters and its affiliates (“Blue Hawaiian”), a helicopter tour operator based in Hawaii.  Founded in 1985, Blue Hawaiian is one of the world’s largest aerial tour operators and is the premier helicopter tour company in the State of Hawaii, offering a diverse portfolio of twelve scheduled tours on five of Hawaii’s six tourist islands.  Blue Hawaiian operates a fleet of 24 helicopters consisting of Eurocopter AS350s and EC130s. Blue Hawaiian generated consolidated revenue of approximately $47 million for the fiscal year ended December 31, 2012.

Aaron Todd, Air Methods’ Chief Executive Officer, stated “the acquisition of Blue Hawaiian, when combined with Sundance Helicopters, our aerial tour operator acquired in December 2012, will position Air Methods Tours as the leading aerial tour provider in two of the most coveted tourism venues in the United States: the Las Vegas/Grand Canyon region and Hawaii.”

Air Methods believes the acquisition of Blue Hawaiian will be accretive to earnings per share at levels consistent with the acquisition of Sundance Helicopters.  The transaction is expected to close in the fourth quarter of 2013, subject to receipt of required local regulatory approvals and the satisfaction of customary closing conditions.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc., which provides helicopter tours and charter flights, primarily focusing on Grand Canyon tours. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding the anticipated impact on the Company’s earnings per share and the expected closing date, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s ability to realize key aviation adjacencies associated with the acquisition; expansion of the Company’s tourism division, changes to general, domestic and foreign economic conditions; the size, structure and growth of the Company’s air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.